Exhibit 99.2

                                           PRESS RELEASE - FOR IMMEDIATE RELEASE

               INYX SECURES $46 MILLION IN AVAILABLE NON-DILUTIVE,

               ASSET-BASED FINANCING FROM WESTERNBANK PUERTO RICO

           - $19.7 Million Used for Acquisition of Aventis Puerto Rico

    - $12.4 Million to Replace Previous Debt & Strengthen Financial Position

       - $14 Million Available for Business Development & Working Capital


NEW YORK - March 31, 2005 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, announced today that it has secured non-dilutive, asset-based funding facilities totaling up to $46 million from Westernbank Business Credit Division of Westernbank Puerto Rico, Puerto Rico's second largest bank and a wholly owned subsidiary of W Holding Company, Inc. (NYSE: WHI).

Inyx has received from Westernbank ten-year and five-year asset-based term loans, secured by land, buildings and equipment owned by Inyx, bearing an interest rate of 2% above the prime rate. From these credit facilities, approximately $19.7 million in funding has been utilized by Inyx to close today its acquisition of certain assets and business of Aventis Pharmaceuticals Puerto Rico Inc. from Aventis Pharmaceuticals, Inc., a member of the sanofi-aventis Group (NYSE: SNY) (see separate press release also issued today on Inyx's completion of its Puerto Rico acquisition).

Also from the term loans, $12.4 million in funding has been provided to Inyx to replace all of Inyx's debt financings through Laurus Funds.

Westernbank has also provided Inyx with an asset-secured capital expenditure line of $5 million at an interest rate of prime plus 2% and a $5 million mezzanine line with 15% annual interest as well as a revolving credit facility, secured against accounts receivable and inventory, at prime plus 1%.

Jack Kachkar, M.D., Chairman and CEO of Inyx, said, "The new credit facilities from Westernbank provides Inyx with the funding flexibility to prudently operate and grow our new base in the United States from Puerto Rico as well as our base in Europe from the United Kingdom. We are very gratified in the faith that Westernbank has in Inyx."

"We believe that Inyx has significant growth prospects as a result of its aerosol drug delivery technologies and expertise, and the assets and new business Inyx have received through its acquisition in Manati, Puerto Rico. We look forward to further assisting Inyx in funding its growth," said Miguel
(Mike) Vazquez, President of Westernbank's Business Credit Division.


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About Inyx

Inyx, Inc. is a specialty pharmaceutical company with aerosol drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services to the international healthcare market. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners, which include some of the largest pharmaceutical companies. The company's operations are conducted through several wholly owned subsidiaries: Inyx USA, Ltd., which has newly acquired operations in Manati, Puerto Rico; INyX Pharma Limited, which has development and production facilities located near Manchester, England; and Inyx Canada, Inc. based in Toronto, which provides business development and support services. Inyx, Inc.'s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

About Westernbank Puerto Rico

Westernbank Puerto Rico, a wholly-owned subsidiary of W Holding Company, Inc., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 52 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 12 at the San Juan Metropolitan area of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

Safe Harbor
Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.